Exhibit 99.1

NEWS RELEASE
For Immediate Release
Contact: John M. Roselli
Chief Financial Officer
(610) 729-3750

CSS INDUSTRIES REPORTS FISCAL 2018 FIRST QUARTER RESULTS

First Quarter Summary

•	Net sales grew 6.6 percent year over year, driven by sales from the McCall acquisition

•	Net loss of $7.1 million; adjusted EBITDA of ($3.3) million

•	Loss per share of $0.78; adjusted loss per share of $0.53

•	Reaffirming outlook for full year

PLYMOUTH MEETING, PA, August 1, 2017 - CSS Industries, Inc. (NYSE: CSS), a leading consumer products company within the seasonal, celebrations and craft markets, today announced results for its fiscal first quarter ended June 30, 2017.

Net sales in the quarter were $48.3 million compared to $45.3 million in the first quarter of fiscal 2017, an increase of 6.6 percent. Sales attributable to The McCall Pattern Company (“McCall”), which was acquired in December 2016, were $7.1 million in the current quarter.

Gross profit was $11.8 million in the quarter compared to $12.3 million in the prior year quarter and gross margin was 24.4 percent compared to 27.1 percent in the prior year quarter. The lower gross margin was attributable to the step-up of McCall’s inventory to fair value (net sales price less selling costs) at the time of the Company’s acquisition of McCall and the corresponding sale of that inventory at little to no gross margin. Adjusted gross profit was $15.0 million for the quarter compared to $12.3 million in the prior year quarter. Adjusted gross margin was 31.0 percent compared to 27.1 percent in the prior year quarter.

Operating loss was $8.9 million in the quarter compared to $5.3 million in the prior year quarter. Adjusted operating loss was $5.4 million compared to $5.3 million in the prior year quarter. SG&A expenses were $20.7 million in the quarter compared to $17.6 million in the prior year quarter, an increase of $3.1 million primarily due to expenses attributable to McCall.

The net loss for the quarter was $7.1 million compared to a net loss of $3.3 million in the prior year quarter. The adjusted net loss was $4.8 million compared to $3.3 million in the prior year quarter.

Adjusted EBITDA was ($3.3) million compared to ($3.1) million in the prior year quarter. The loss per share was $0.78 compared to $0.36 in the prior year period. The adjusted loss per share of $0.53 in the first quarter of fiscal 2018 compared to $0.36 in the first quarter of fiscal 2017.

“The positive sales contributions from McCall helped to offset continued softness in our legacy business, which has been impacted by continued customer inventory management and the timing of certain program reset shipments, particularly in the craft market,” said Christopher J. Munyan, President and Chief Executive Officer. “Importantly, we executed well in our manufacturing facilities and warehouses and are well prepared for the anticipated seasonal lift in the second and third quarters.”

The following is a summary of net sales by product category (dollars in thousands):

	Quarter Ended June 30,
	2017	2016	Change
Seasonal	$4,642	$5,484	(15.4)%
Celebrations	25,139	25,957	(3.2)%
Craft	18,543	13,877	33.6%
Total	$48,324	$45,318	6.6%

Seasonal

The Company defines the seasonal product category as products sold to mass-market retailers for holidays and seasonal events including Christmas, Valentine’s Day, Easter and back-to-school. Sales and production forecasts for these products are known well in advance of shipment. The seasonal nature of this business has historically resulted in lower sales levels in the first and fourth quarters, and higher sales levels in the second and third quarters.
Seasonal net sales declined 15.4 percent in the quarter compared to the prior year quarter, primarily driven by reduced back-to-school sales attributable to a program loss at a large customer.
Celebrations

The Company defines the celebrations product category as products primarily designed to celebrate certain life events or special occasions such as weddings, birthdays, anniversaries, graduations, or the birth of a child. These products are primarily sold into mass and specialty retailers, floral and packaging wholesalers and distributors. Products in this category are generally ordered on a replenishment basis throughout the year.

Celebrations net sales declined 3.2 percent in the quarter compared to the prior year quarter, primarily due to the timing of everyday ribbon, infant, and journal sales within mass market retailers. These declines were partially offset by higher sales within the packaging wholesale and distribution channel.
Craft

The craft product category reflects products used for craft activities including ribbons, buttons, sewing patterns and accessories. These products are sold to mass market and specialty retailers on a replenishment basis.

Craft net sales increased 33.6 percent in the quarter compared to the prior year quarter, primarily driven by the impact of the McCall acquisition, which added $7.1 million of sales in the quarter. Excluding sales from McCall, net sales were $2.5 million (17.7 percent) lower than the prior year quarter, due to the timing of a ribbon reset by a mass market customer and lower button sales to specialty retailers.
Income Tax Items
The Company’s effective tax rate for the quarter was 18.5 percent compared to 35.5 percent for the prior year quarter.  The decrease in the tax rate was primarily caused by the permanent reinvestment of current offshore earnings at lower income tax rates, which was not available in the prior year first quarter.  In addition, in accordance with the adoption of Accounting Standard Update (“ASU”) 2016-09 related to stock compensation, $0.2 million was recorded discretely to tax expense that in previous years would have been recorded to equity.  This discrete tax expense reduced the income tax benefit recorded in the quarter, further lowering the rate.

Balance Sheet and Cash Flow

The Company ended the quarter with $49.7 million of cash, cash equivalents, and short-term investments compared to $55.0 million in the prior year quarter. The lower balance was largely attributable to cash used to fund the McCall acquisition. Inventory was $115.3 million compared to $91.1 million in the prior year quarter. The increase in inventory is entirely attributable to the McCall acquisition and the related write-up to fair value of the inventory acquired.

Cash used for operating activities was $15.3 million in the quarter compared to $20.8 million in the prior year quarter, due to reduced working capital investment compared to the prior year. Capital expenditures were $0.9 million in the quarter compared to $2.0 million in the prior year quarter. The Company returned $1.8 million to shareholders through cash dividends in the quarter, consistent with the prior year quarter.

Outlook

The Company is reaffirming its outlook for fiscal 2018 full year net sales and adjusted EBITDA and increasing its outlook for net income. Net sales are expected to be in the range of $345 million to $355 million, an increase of 7 percent to 10 percent over the prior fiscal year. The primary driver of growth will be the full year impact of the McCall acquisition as well as modest organic growth in the craft and celebrations categories.

The Company has adjusted its estimate of the McCall inventory step-up amortization from $17.8 million to $12.7 million, due to the timing of the sale of the acquired inventory. Consequently, reported net income is expected be in the range of $5 million to $7 million, compared to the prior outlook of $1 million to $4 million. This compares to net income of $28.5 million in fiscal 2017.

The large reduction in reported net income compared to fiscal 2017 will be largely attributable to bargain purchase gains of $20.0 million recorded in fiscal 2017, primarily a result of the write-up of McCall acquired inventory to fair value (estimated net sales price less selling costs), and the corresponding sale of that inventory at little to no gross margin throughout fiscal 2018. The Company will adjust for these impacts in its adjusted EBITDA to reflect the normalized performance of the McCall business until the acquired inventory has been sold.

Adjusted EBITDA for fiscal 2018 is expected to be in the range of $30 million to $33 million compared to $25.1 million in fiscal 2017. The expected growth in adjusted EBITDA reflects volume growth, cost reductions, synergies from acquisitions and improved performance following the Company’s warehouse consolidation completed in fiscal 2017.

“While the first quarter is typically our weakest quarter, generally representing less than 15 percent of our full year sales, our results put us on track to achieve our full year sales and adjusted EBITDA guidance,” said Mr. Munyan. “We expect to see improved year over year trends in our craft and celebrations businesses beginning with our second quarter and recent order trends have reinforced this view.”

The Company will hold a conference call for investors on August 2, 2017 at 8:30 a.m. ET. The call can be accessed in the following ways:

•
By telephone: For both "listen-only" participants and those participants who wish to take part in the question-and-answer portion of the call, the dial-in number in the United States is (844) 458-8735, and for international callers, the dial-in number is (647) 253-8639. The conference ID for all callers is 53583760.

•	By webcast: www.cssindustries.com/investors-relations. The webcast will be archived for those unable to participate live.

About CSS Industries, Inc.

CSS is a consumer products company within the seasonal, celebrations and craft markets that is primarily engaged in the design, manufacture, procurement, distribution and sale of seasonal, celebrations and craft products, principally to mass market retailers. These products include craft ribbon and buttons, packaging ribbon and bows, sewing patterns, classroom exchange Valentines, infant products, journals, fashion buttons, boxed greeting cards, gift tags, gift card holders, gift bags, gift wrap, decorations, floral accessories, craft and educational products, Easter egg dyes and novelties, memory books, scrapbooks, stickers, stationery, and other items that commemorate life’s celebrations.

Forward-looking Statements
This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, statements relating to the Company’s expected levels of net sales, net income, and adjusted EBITDA for fiscal 2018 and its expectation for modest organic growth in the craft and celebrations categories. Forward-looking statements are based on the beliefs of the Company’s management as well as assumptions made by and information currently available to the Company’s management as to future events and financial performance with respect to the Company’s operations. Forward-looking statements speak only as of the date made. The Company undertakes no obligation to update any forward-looking statements to reflect the events or circumstances arising after the date as of which they were made. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including without limitation, risks associated with the Company’s warehouse consolidation project, including the risk that past issues may recur and that the expected efficiencies may not be realized; inherent uncertainties associated with assumptions used to forecast fiscal 2018 net sales, net income and adjusted EBITDA; execution risks that may impact the Company’s ability to improve its operating performance or achieve the levels of net sales, net income and adjusted EBITDA forecasted for fiscal 2018; general market and economic conditions; increased competition (including competition from foreign products which may be imported at less than fair value and from foreign products which may benefit from foreign governmental subsidies); information technology risks, such as cyber attacks and data breaches; increased operating costs, including labor-related and energy costs and costs relating to the imposition or retrospective application of duties on imported products; currency risks and other risks associated with international markets; risks associated with acquisitions, including acquisition integration costs and the risk that the Company may not be able to integrate and derive the expected benefits and synergies from acquisitions; the risk that customers may become insolvent, may delay payments or may impose deductions or penalties on amounts owed to the Company; costs of compliance with governmental regulations and government investigations; liability associated with non-compliance with governmental regulations, including regulations pertaining to the environment, Federal and state employment laws, and import and export controls and customs laws; and other factors described more fully in the Company’s annual report on Form 10-K and elsewhere in the Company’s filings with the Securities and Exchange Commission. As a result of these factors, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, the Company.

CSS’ consolidated results of operations for the three months ended June 30, 2017 and 2016, condensed consolidated balance sheets as of June 30, 2017, March 31, 2017 and June 30, 2016, and condensed consolidated statements of cash flows for the three months ended June 30, 2017 and 2016 follow:

CSS INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(in thousands, except per share data)

	Three Months Ended June 30,
	2017	2016

Net sales	$48,324	$45,318
Cost of sales	36,512	33,021
Gross profit	11,812	12,297
Selling, general and administrative expenses	20,696	17,574
Operating income (loss)	(8,884)	(5,277)
Interest expense (income), net	(54)	(89)
Other expense (income), net	(159)	(91)
Income (loss) before income taxes	(8,671)	(5,097)
Income tax expense (benefit)	(1,607)	(1,811)
Net income (loss)	$(7,064)	$(3,286)

Weighted average basic and diluted shares outstanding	9,089	9,053

Basic and diluted net income (loss) per common share	$(0.78)	$(0.36)

CSS INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30, 2017	March 31, 2017	June 30, 2016
	(Unaudited)	(Audited)	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$49,695	$47,693	$10,111
Short-term investments	—	19,931	44,926
Accounts receivable, net	42,753	48,814	42,395
Inventories	115,348	105,258	91,109
Prepaid expenses and other current assets	14,099	10,793	16,105
Total current assets	221,895	232,489	204,646
Property, plant and equipment, net	35,474	35,764	27,089
Deferred income taxes	—	—	2,680
Other assets
Goodwill	19,916	19,916	19,974
Intangible assets, net	43,038	43,879	41,380
Other	8,172	7,146	7,160
Total other assets	71,126	70,941	68,514
Total assets	$328,495	$339,194	$302,929
Liabilities and Stockholders’ Equity
Current liabilities
Current portion of long-term debt	$223	$220	$—
Accounts payable	14,076	14,223	16,556
Accrued payroll and other compensation	7,107	7,884	4,907
Accrued customer programs	4,934	5,030	3,045
Other current liabilities	7,638	9,026	7,212
Total current liabilities	33,978	36,383	31,720
Long-term debt, net of current portion	399	456	—
Deferred income taxes	4,413	4,430	—
Other long-term obligations	3,809	3,771	4,650
Stockholders’ equity	285,896	294,154	266,559
Total liabilities and stockholders’ equity	$328,495	$339,194	$302,929

CSS INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Unaudited
(in thousands)

	Three Months Ended June 30,
	2017	2016
Cash flows from operating activities:
Net income (loss)	$(7,064)	$(3,286)
Adjustments to reconcile net income (loss) to net cash used for operating activities:
Depreciation and amortization	2,126	2,160
Amortization of inventory step-up	3,185	—
Accretion of investment discount	(69)	(120)
Provision for accounts receivable allowances	526	590
Deferred tax (benefit) provision	(56)	790
Share-based compensation expense	283	410
Changes in assets and liabilities	(14,255)	(21,338)
Total adjustments	(8,260)	(17,508)
Net cash used for operating activities	(15,324)	(20,794)
Cash flows from investing activities:
Maturities of investment securities	20,000	15,000
Purchase of property, plant and equipment	(901)	(1,967)
Net cash provided by investing activities	19,099	13,033
Cash flows from financing activities:
Payments on long-term debt	(54)	—
Dividends paid	(1,819)	(1,815)
Exercise of stock options, net of tax withholdings	37	9
Payments for tax withholding on net restricted stock settlements	—	(526)
Tax effect on stock awards	—	277
Net cash used for financing activities	(1,836)	(2,055)
Effect of exchange rate changes on cash	63	—
Net increase (decrease) in cash and cash equivalents	2,002	(9,816)
Cash and cash equivalents at beginning of period	47,693	19,927
Cash and cash equivalents at end of period	$49,695	$10,111

CSS Industries, Inc.
Reconciliation of Certain Non-GAAP Measures
(Unaudited)
(in thousands, except per share amounts)

In addition to the results reported in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) in this release, the Company has provided certain non-GAAP financial information, specifically adjusted diluted income (loss) per share, adjusted EBITDA, adjusted gross profit, adjusted gross margin, adjusted operating income (loss), and adjusted net income (loss). These measures are non-GAAP metrics that exclude various items that are detailed in the accompanying financial tables reconciling U.S. GAAP results to non-GAAP results that are included in this release. Management believes that the presentation of these non-GAAP financial measures provides useful information to investors because the information may allow investors to better evaluate ongoing business performance and certain components of the Company’s results. In addition, the Company believes that the presentation of these financial measures enhances an investor’s ability to make period to period comparisons of the Company’s operating results. The presentation of our non-GAAP measures is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with U.S. GAAP. The Company has reconciled the non-GAAP information included in this release to the nearest U.S. GAAP measures, as required under the rules of the Securities and Exchange Commission regarding the use of non-GAAP financial measures.

	Three Months Ended June 30,
	2017	2016
Diluted income (loss) per share	$(0.78)	$(0.36)
Acquisition integration and other	0.03	—
McCall inventory step-up amortization	0.22	—
Legal settlements	(0.01)	—
Adjusted diluted income (loss) per share (1)	$(0.53)	$(0.36)

Net income (loss)	$(7,064)	$(3,286)
Interest expense (income)	(54)	(89)
Other expense (income)	(159)	(91)
Income tax expense (benefit)	(1,607)	(1,811)
Depreciation and amortization	2,126	2,160
Acquisition integration and other	429	—
McCall inventory step-up amortization	3,185	—
Legal settlements	(110)	—
Adjusted EBITDA	$(3,254)	$(3,117)

(1) Adjusted diluted income (loss) per share may not foot due to rounding.

CSS Industries, Inc.
Reconciliation of Certain Non-GAAP Measures
(Unaudited)
(in thousands)

	Three Months Ended June 30,
	2017	2016
Gross profit	$11,812	$12,297
Gross margin %	24.4%	27.1%
McCall inventory step-up amortization	3,185	—
Adjusted gross profit	$14,997	$12,297
Adjusted gross margin %	31.0%	27.1%

Operating income (loss)	$(8,884)	$(5,277)
Operating income (loss) %	(18.4)%	(11.6)%
McCall inventory step-up amortization	3,185	—
Acquisition integration and other	429	—
Legal settlements	(110)	—
Adjusted operating income (loss)	$(5,380)	$(5,277)
Adjusted operating income (loss) %	(11.1)%	(11.6)%

Net income (loss)	$(7,064)	$(3,286)
McCall inventory step-up amortization	3,185	—
Acquisition integration and other	429	—
Legal settlements	(110)	—
Tax impact (2)	(1,262)	—
Adjusted net income (loss)	$(4,822)	$(3,286)

(2) Tax impact determined using an effective tax rate of 36%.

CSS Industries, Inc.
Adjusted EBITDA Guidance
Non-GAAP Reconciliation
(Unaudited)
(in millions)
	FY 2018	FY 2017
Net income	$4.7 - $6.7	$28.5
Income tax expense	2.1 - 2.9	1.2
Other income	(0.6)	—
Depreciation and amortization	9.4	8.5
Gain on bargain purchases	—	(20.0)
McCall inventory step-up amortization	12.7	3.6
Acquisition integration and other	2.1	2.5
Severance	—	0.7
Legal settlements	(0.01)	0.2
Adjusted EBITDA (3)	$30.3 - $33.1	$25.1

(3) FY 2017 Adjusted EBITDA does not foot due to rounding.